SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

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      Rule 14a-6(e)(2))
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[   ] Soliciting Material Pursuant to Section 240.14a-12


                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                [Weyerhaeuser Company logo]

NEWS RELEASE

For Immediate Release

                 WEYERHAEUSER COMMENTS ON PRELIMINARY RESULTS
                       OF WILLAMETTE SHAREHOLDER VOTE

 WEYERHAEUSER BELIEVES RESULTS PROVIDE CLEAR DIRECTION TO WILLAMETTE BOARD


FEDERAL WAY, Wash., July 2, 2001 - Weyerhaeuser Company (NYSE: WY) today announced that the independent inspectors of election, Independent Voting Services, have issued a preliminary tabulation of the voting results from the 2001 annual meeting of shareholders of Willamette Industries, Inc. (NYSE: WLL). According to the inspectors' report, the shareholders of Willamette have elected Weyerhaeuser's slate of nominees, Evelyn Cruz Sroufe, Robert C. Lane and Thomas M. Luthy, to serve on Willamette's Board of Directors.

The preliminary report shows that the Weyerhaeuser slate was elected with the support of approximately 51 percent of the total shares voting for either slate. Weyerhaeuser noted that the results are particularly encouraging considering the significant number of shares held by members of the Willamette founding families and other "insiders." Based on Weyerhaeuser's analysis, the company believes that more than 75 percent of the "unaffiliated" Willamette shares voting in the election were voted in favor of the Weyerhaeuser nominees.

Steven R. Rogel, Weyerhaeuser chairman, president and chief executive officer, said, "The outcome of this election provides clear direction to Willamette. Willamette's shareholders, the owners of the company, have elected the Weyerhaeuser nominees to encourage Willamette to enter into negotiations with Weyerhaeuser immediately in order to maximize the value of their investment.

"It is time for Weyerhaeuser and Willamette to sit down together and accomplish the objectives of Willamette's shareholders - a prompt, negotiated transaction with Weyerhaeuser to create the premier forest products company headquartered in the Pacific Northwest," Rogel added.




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IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on August 15, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.


Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

ANALYSTS                                               MEDIA
Kathryn McAuley     Joele Frank / Jeremy Zweig         Bruce Amundson
Weyerhaeuser        Joele Frank, Wilkinson             Weyerhaeuser
(253) 924-2058      Brimmer Katcher                    (253) 924-3047
                    (212) 355-4449